EXHIBIT A
     THIS REVISED EXHIBIT A, dated as of May 2, 2008, is Exhibit A to that certain Transfer Agency Services Agreement dated as of December 4, 2006 between PFPC Inc and Highland Funds I. This Exhibit A is revised for the addition of Highland Healthcare Fund and shall supersede all previous forms of this Exhibit A.
PORTFOLIOS
HIGHLAND EQUITY OPPORTUNITIES FUND
HIGHLAND HIGH INCOME FUND
HIGHLAND INCOME FUND
HIGHLAND HEALTHCARE FUND

PFPC INC.
By:	/s/ Michael DeNofrio
	Name:	Michael DeNofrio
	Title:	Exec. VP Sr. Managing Dir.

Agreed: HIGHLAND FUNDS I
By:	/s/ M. Jason Blackburn
	Name:	M. Jason Blackburn
	Title:	Treasurer